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                                                              EXHIBIT 1.A.(8)(a)

                                   AGREEMENT


         AGREEMENT dated as of March 2, 1993, by and between Merrill Lynch Life Insurance Company ("MLLIC"), an Arkansas corporation, on its own behalf and on behalf of the Merrill Lynch Variable Life Separate Account (the "Separate Account"), and Merrill Lynch Series Fund, Inc. ("Series Fund").

                             W I T N E S S E T H :

         WHEREAS, the Separate Account is a separate account established and maintained by MLLIC pursuant to the laws of the State of Arkansas for certain variable life insurance contracts issued by MLLIC;

         WHEREAS, the Separate Account is registered as a unit investment trust under the Investment Company Act of 1940 ("Investment Company Act");

         WHEREAS, the Series Fund is registered as an open-end management company organized as a series fund under the Investment Company Act;

         WHEREAS, the Series Fund is currently offering shares of ten of its portfolios to the Separate Account;
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         WHEREAS, to the extent permitted by applicable insurance laws and regulations, MLLIC intends to purchase shares in each of the offered portfolios on behalf of the Separate Account to fund the variable life insurance contracts;

         NOW, THEREFORE, MLLIC and the Series Fund hereby agree as follows:

         1. MLLIC, or any other entity acting on behalf of MLLIC pursuant to a Service Agreement (the "Servicer"), shall pay for the costs of printing those copies of annual and semi-annual shareholder reports and prospectuses and statements of additional information of the Series Fund as are distributed to persons considering becoming owners of the variable life insurance contracts.

         2. On each day in which the net asset value of the shares of any portfolio in the Series Fund is required to be calculated pursuant to the requirements of the Investment Company Act, the Series Fund shall provide MLLIC or the Servicer with the net asset value of such portfolio(s) by 5:00 p.m. (New York time). The Series Fund shall also provide the Servicer with respect to any portfolio of the Fund which declares dividends daily, with a daily report of the dividend factor to be applied to shares of such portfolio. This information shall also be provided by 5:00 p.m.





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(New York time) of each day in which such net asset value is calculated.

         3. A redemption of Series Fund shares shall be settled within five business days after the transaction is effected.

         4. This Agreement shall remain in effect until terminated by the mutual written consent of the parties hereto.

         5. This Agreement shall be subject to the provisions of the Investment Company Act, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations, and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

         6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                           MERRILL LYNCH LIFE INSURANCE COMPANY



                                   By:       /s/ JOHN C. CIRINCION
                                           -----------------------------------
                                           Name:  John C. Cirincion
                                           Title: Vice President &
                                                     Senior Counsel


Attest:


   /s/ GRETA L. ULMER
--------------------------
       Greta L. Ulmer


                                           MERRILL LYNCH SERIES FUND, INC.


                                   By:       /s/  TERRY K. GLENN
                                           ----------------------------------
                                           Name:  Terry K. Glenn
                                           Title: President

Attest:


   /s/  MICHAEL J. HENNEWINKEL
------------------------------
        Michael J. Hennewinkel





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